Exhibit 99.1

Contact: John Davenport or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 3RD QUARTER PRELIMINARY SALES RESULTS

FREMONT, Calif., October 17, 2005—Fiberstars, Inc. (Nasdaq: FBST) today announced preliminary third quarter 2005 sales results.

Sales for the quarter are expected to be approximately $7,600,000, which would represent an increase of 4% over third quarter 2004 sales of $7,333,000.  Sales for the nine-month period ended September 30, 2005 are expected to be approximately $22,065,000, compared to $21,890,000 for the same nine-month period in 2004.

EFO® sales for the quarter are expected to be approximately $450,000, well above the $65,000 in EFO sales for the same quarter a year ago and about level with second quarter EFO sales.  EFO sales for the first nine months of 2005 are expected to be approximately $1,216,000, compared to $288,000 for the same period in 2004.

“We anticipate having excellent year-over-year growth in EFO sales in the third quarter and strong sales in Europe, which should more than make up for the decline in our swimming pool business,” said John Davenport, Fiberstars CEO.  “EFO sales included continued roll-out of product to Whole Foods Market and a number of other accounts.

            As previously announced, Fiberstars was recently awarded two new Small Business Innovation Research grants from the Defense Research Projects Agency (“DARPA”) worth an aggregate of approximately $200,000, bringing total R&D funding to Fiberstars and its partner companies from DARPA to $10.7 million.  As a result of work previously carried out by Fiberstars under DARPA funding, the Company has recently commercialized a new EFO daylight lamp and is in the process of commercializing a new freezer case lighting product designed to replace fluorescent lamps. Seven supermarket and mass merchandisers are expected to begin testing Fiberstars’ new EFO freezer case lighting this quarter.  In addition, the Company’s new EFO fluorescent replacement product is expected to be tested in Navy ships during 2006.

In September, a lawsuit previously filed against Fiberstars by Pentair was amicably resolved and the case was dismissed with prejudice.   As a result of these and other legal costs, as well as reorganization charges announced in prior releases and conference calls, Fiberstars expects to show a significant net loss in the third quarter.

The quarterly sales results discussed in this press release are preliminary and are subject to Fiberstars’ management completing its customary quarterly closing and review procedures, and its independent registered public accounting firm completing its review procedures.

About Fiberstars

Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets.  Fiberstars’ EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company’s headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone: 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release, including, but not limited to, statements regarding Fiberstars’ preliminary financial results for the third quarter ended September 30, 2005, anticipated EFO sales growth, the Company’s plans to begin testing a new EFO freezer case lighting product in the coming quarter, and the Company’s expectation that its new EFO fluorescent replacement product will be tested in Navy ships in 2006, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed in these forward-looking statements.  These risks and uncertainties include, but are not limited to, the risk that the Company’s actual results may be different from the preliminary results as a result of final determination of revenues, and as a result of the quarterly review by the Company’s independent public accountants; the success of the Company’s EFO lighting system, the Company’s ability to successfully develop and market new products in a timely manner, if at all, the Company’s ability to avoid delays in manufacturing products, and the effect of general economic conditions. For information about potential factors which could affect Fiberstars’ financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.